Exhibit 13

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Next REIT – Student Housing

Rich Uncles Student Housing REIT (Reg A+ Tier 2 Offering)

Strategy: Acquire facilities built uniquely for students that serve major colleges and universities

Availability: Nationwide

We will notify you with additional information once the Offering is available.

Rich Uncles

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Would you rather put your money in the bank and earn less than 1%
or be the bank's landlord and earn 6.5%? Of course money in the
:10 bank is safe – while commercial real estate has risks and is not guaranteed. RichUncles REIT is a Real Estate Investment Trust that pools your money with other investors and rents to creditworthy tenants like Walgreens, Dollar General and Chase Bank. This
strategy is used by the big boys to collect rent and distribute cash to
:30 investors each month – and now it's being made available to you.
RichUncles was started by the Chairman of the largest real estate services and investment firm in the world, and you get to invest right alongside of him. Go to their website and check out RichUncles
REIT a Reg A Tier 2 offering for yourself. Go to RichUncles.com, that's RichUncles.com or call 855-Rich-Uncles.
DISCLAIMER
DISCLAIMER
:60 DISCLAIMER

Rich Uncles

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It used to be that there were investments that were only available to the big boys. The institutional investors, the people that had piles of
:10 money that went through money managers and that sort of thing. One of those investments was a REIT, or a Real Estate Investment Trust.
RichUncles.com has brought us a REIT, which saves us 10% in
upfront fees by eliminating the salesman. I believe in Rich Uncles and I invested some of my money in a one of their portfolios. Rich
:30 Uncles REIT operates by pooling investors' money together and buying lots of property with creditworthy commercial tenants, like
Walgreens, Chevron and Chase Bank that pay us rent. That's how we make money. Now this investment has risks and isn't guaranteed so go to their website and check out RichUncles REIT a Reg A Tier
2 offering, go to RichUncles.com, that's RichUncles.com or call 855-
Rich-Uncles.
DISCLAIMER
:60 DISCLAIMER

Rich Uncles

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Who thinks the stock market is volatile? Yeah, me. It's like a rollercoaster that gives you a nosebleed. That's why I like to invest in
:10 commercial real estate. But I don't like to deal with tenants and toilets, so I go to RichUncles.com because they have Rich Uncles
REIT or Real Estate Investment Trust that will pool investors' money together letting us in on bigger deals. The business model of a REIT is simple; they own commercial property, collect rent from
:30 creditworthy tenants like Walgreens, Chevron and Chase Bank, and then pay us a monthly cash dividend. And let me tell you who is behind Rich Uncles REIT, the Chairman of the largest real estate services and investment firm in the world, these guys are the real deal. <u>This investment has risks and isn't guaranteed so go to their</u>
<u>website and check out RichUncles REIT, a Reg A Tier 2 offering</u>.
Go to RichUncles.com, that's RichUncles.com or call 855-Rich-
Uncles.
:60 DISCLAIMER

The Rich Uncles Story

-  Rich Uncles REIT or Real Estate Investment Trust will allow you to pool your money with other investors letting you in on larger projects. Rich Uncles REIT provides a way for individual investors to earn a share of the income produced through commercial real estate ownership — without having to buy and manage it yourself.

-  Rich Uncles launched in CA where they sold-out a $50 million REIT and those investors have already received over $2 million in cash dividends. Now, they are launching Rich Uncles REIT, a Reg A Tier 2 offering nationwide, and you may have the opportunity to participate.

-  Let me tell you who is behind Rich Uncles REIT, the Chairman of the largest real estate services company in the world and a Fortune 500 company.

-  Let me explain how this works.

+ Rich Uncles REIT has developed technology so you can invest directly, eliminating the middleman and saving 10% in upfront fees.

+ A REIT owns real estate and rents to tenants, in this case focusing on creditworthy reliable shopping center type businesses such as Rite-Aid, Dollar General and Chase Bank just to name a few.

+ Rich Uncles REIT will be required by law to disclose their financials quarterly and be independently audited each year. They will also be required to payout at least 90% of their taxable income in the form of shareholder dividends.

+ Rich Uncles REIT plans on distributing cash dividends monthly to investors.

+ One of the things I love about Rich Uncles REIT is that their bylaws will require that all real estate is purchased with at least 50% cash equity.

+ You may even receive tax benefits because of a beautiful thing called "depreciation".

-  I've invested in another Rich Uncles REIT.

-  This investment has risks and isn't guaranteed so find out more about the Rich Uncles REIT, a Reg A Tier 2 offering, by going to their website RichUncles.com that's RichUncles.com or call 855-Rich-Uncles.

Disclaimer [recorded/inserted at end]:

RichUncles REIT is seeking indications of interest concerning it's Reg A Tier 2 securities offering; Any indication of interest involves no obligation or commitment of any kind; No money or other consideration is being solicited, and if sent in response, will not be accepted; No sales will be made or commitments to purchase accepted until the offering statement is qualified; This media outlet is being paid under $2,000 by Rich Uncles for this single message.